Exhibit 21
Subsidiaries of Registrant
As of December 31, 2022

Name	State or Jurisdiction of Incorporation or Organization
B&G Tax Equity Partnership, LLC	Delaware
Briel Farm Solar, LLC	Virginia
Cass & Co.	Cayman Islands
Comerica Assurance Ltd.	Bermuda
Comerica Bank (d.b.a. Comerica - Technology & Life Sciences Co.; Sterling Bank, a division of Comerica Bank; Comerica Bank Inc.; Comerica Bank Incorporated; Comerica Bank (Inc.))	Texas
Comerica Bank & Trust, National Association	United States
Comerica Capital Advisors Incorporated	Delaware
Comerica Financial Incorporated (f/k/a/ Comerica AutoLease, Inc.)	Michigan
Comerica Holdings Incorporated	Delaware
Comerica Insurance Group, Inc. (d.b.a. The Comerica Insurance Group)	Michigan
Comerica Insurance Services, Inc. (d.b.a. Comerica Insurance Agency)	Michigan
Comerica Insurance Services of Texas Incorporated (f/k/a CMA Insurance Services, Inc.)	Texas
Comerica Investment Services, Inc. (d.b.a. Comerica Investment Services)	Michigan
Comerica Leasing Corporation (f/k/a CMCA Lease, Inc.)	Michigan
Comerica Management Company	Michigan
Comerica Properties Corporation	Michigan
Comerica Securities, Inc. (d.b.a. Comerica Securities)	Michigan
Comerica Ventures Incorporated (f/k/a Imperial Ventures, Inc.)	California
Gardy's Mill Solar, LLC	Virginia
Interstate Select Insurance Services, Inc. (d.b.a. Comerica of California Insurance Services)	California
Munder UK, L.L.C.	Delaware
SCFS Reverse Exchange, LLC (f/k/a NBF Reverse Exchange, LLC)	Delaware
Silver Funding Corp.	Delaware
USB RETC Fund 2020-23, LLC	Delaware
VRB Corp. (d.b.a. VRB Properties Corp.)	Michigan
VRB Comfort, LLC	Delaware
VRB Marketplace of Rochester Hills, LLC	Delaware
VRB Ocala Ranch, LLC	Delaware
VRB Red Oak, LLC	Delaware
WAM Holdings, Inc.	Delaware